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                                      UICI
                                AND SUBSIDIARIES

                        EXHIBIT 21--SUBSIDIARIES OF UICI


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                                                              Jurisdiction
                                                              ------------
The Chesapeake Life Insurance Company                           Oklahoma

Mid-West National Life Insurance Company of Tennessee          Tennessee

The MEGA Life and Health Insurance Company                      Oklahoma

National Managers Life Insurance Company, Inc.          Turks and Caicos Islands

United Group Reinsurance, Inc.                          Turks and Caicos Islands

United Membership Marketing Group, Ltd.
     Liability Company                                          Colorado
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